EX. 99.770 - Transactions effected pursuant to Rule 10f-3

Goldman Sachs European Equity Fund

1. Name of Underwriter From Who Purchased:

Salomon Smith Barney


2. Names of Underwriting syndicate members:

BBVA
MSDW
SSSB
Goldman Sachs


3. Name of Issuer:

Inditex

4. Title of Security:

Shares of Industria de Diseno Textil, S.A.


5. Date of First Offering:

May 22, 2001


6. Dollar Amount Purchased:

$54,771.47


7. Number of Shares Purchased:

4,300 Shares


8. Price Per Unit:

$12.73

9. Resolution Approved by the Board of Trustees: